Exhibit 10.1

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (this “Agreement”), dated as of November 1, 2019, is entered into by and between 620 MEMORIAL LEASEHOLD LLC, a Massachusetts limited liability company with an address c/o MIT Cambridge Real Estate LLC, One Broadway, Suite 09-200, Cambridge, MA 02142 (“Landlord”), and SYROS PHARMACEUTICALS, INC., a Delaware corporation with an address of 620 Memorial Drive, Cambridge, MA 02139 (“Tenant”).

WHEREAS, Landlord and Tenant executed that certain Indenture of Lease dated March 13, 2015 as affected by that certain letter dated February 22, 2016 (regarding square footage) (collectively, the “Lease”) for premises consisting of approximately 21,465 rentable square feet of space on the third (3rd) floor (the “Premises”) of the building located at 620 Memorial Drive, Cambridge, MA (the “Building”);

WHEREAS, the Term of the Lease is scheduled to expire on October 31, 2020;

WHEREAS, Landlord and Tenant desire to terminate the Lease on December 31, 2019 (the “Termination Date”), but only upon compliance with the terms and conditions contained herein; and

WHEREAS, it is the intention of Landlord and Tenant to settle and dispose of, fully and completely, any and all claims, demands and cause or causes of action now existing or hereafter arising out of, in connection with, or incidental to the Lease or the Premises, except as specifically set forth and reserved herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, Landlord and Tenant agree, effective as of the date hereof, as follows:

1.    Recitals; Capitalized Terms. The foregoing recitals are hereby incorporated by reference. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2.    Vacation of Premises.

(a)    Subject to Sections 2(c) and 2(d) below, Tenant shall fully vacate the Premises on or before the Termination Date, and thereupon shall surrender and deliver the Premises to Landlord broom clean and free of Tenant’s Property and otherwise in the condition required pursuant to the applicable provisions of the Lease (including, without limitation, Section 21 thereof), with all Base Rent payable with respect to the period prior to the Termination Date having been paid. Prior to the Termination Date, Tenant shall repair any damage to the Premises or the Building caused by the installation or removal of Tenant’s Property.

(b)    Notwithstanding anything to the contrary contained in the Lease or this Agreement, Tenant shall (i) within five (5) business days after the date of this Agreement, time being of the essence, deliver to Landlord a draft Surrender Plan (together with all other information required to be delivered therewith pursuant to Section 21.1(b) of the Lease); (ii) on or before December 6, 2019, time being of the essence, perform all actions described in the Surrender Plan approved by Landlord; and (iii) on or before December 13, 2019, time being of the essence, deliver the Surrender Report to Landlord.

(c)    Notwithstanding any provisions of the Lease or this Agreement to the contrary, in the event Tenant enters into a bill of sale or other agreement (“Bill of Sale”) with the new tenant for the Premises (“New Tenant”) prior to the Termination Date, pursuant to which Bill of Sale New Tenant agrees, for the benefit of Landlord, to accept delivery of the Premises with certain cabling, wiring and/or personal property therein, then (i) Tenant shall provide a copy of such fully executed Bill of Sale to Landlord promptly after the execution thereof, and (ii) the cabling, wiring and/or personal property specified in such Bill of Sale may remain in the Premises on the Termination Date (it being understood and agreed that Landlord shall have no obligations with respect thereto).

(d)    Notwithstanding any provision of the Lease or this Agreement to the contrary, Tenant shall have no obligation to remove, and shall not have the right to remove, from the Premises any

Alterations or improvements performed prior to the date hereof. This Section 2(d) shall not be deemed to diminish, reduce, amend or otherwise affect Tenant’s obligations under this Agreement with respect to the removal of Tenant’s cabling, wiring and other personal property.

(e)    Notwithstanding any provisions of the Lease or this Agreement to the contrary, Tenant shall have no further rights with respect to the use of the Premises from and after the Termination Date.

3.    Utility Charges, Taxes and Operating Costs.

(a)    Tenant shall be responsible for all charges for utilities furnished to or consumed in the Premises and/or equipment exclusively serving the same for the period through and including the Termination Date. Tenant shall pay such charges within thirty (30) days after demand therefor. Such obligation shall survive the termination of the Lease.

(b)    Tenant’s payments on account of Operating Costs and Taxes for the period prior to and including the Termination Date shall be reconciled as provided in Section 5 of the Lease, it being understood and agreed that the obligations of Landlord and Tenant under said Section 5 of the Lease with respect to the period prior to and including the Termination Date shall survive the termination of the Lease.

4.    Termination of Lease. Provided Tenant has fully complied with Section 2 of this Agreement, and has fully performed Tenant’s obligations accruing under the Lease prior to the Termination Date, the Lease shall terminate as of 11:59 p.m. on the Termination Date as fully as if the Termination Date had been the expiration date of the Term originally set forth in the Lease.

5.    Holdover. In the event Tenant fails to comply with Section 2 of this Agreement or repossesses (or attempts to repossess) the Premises, (a) Landlord shall have the right to retain any and all payments made by Tenant pursuant to this Agreement and also shall have any and all other rights and remedies available to Landlord under the Lease, at law and in equity; and (b) notwithstanding anything to the contrary set forth in the Lease, Tenant and anyone claiming under Tenant remaining in possession of the Premises or any part thereof after the Termination Date shall be deemed a tenant-at-sufferance only, at a daily rate equal to $0.35 per rentable square foot of the Premises, and all other conditions of the Lease to be performed by Tenant shall continue in force, and if such holdover continues for more than twenty-one (21) days, Tenant shall be liable for all damages, including without limitation lost business and consequential damages incurred by Landlord as a result of such holdover, Tenant acknowledging that the damages which Landlord may suffer as the result of Tenant’s holding over cannot be determined as of the date hereof. Nothing in this Section shall be construed to permit such holding over.

6.    Releases. Except as to such rights or claims as may be created or otherwise preserved by this Agreement, and except for indemnifications by Tenant set forth in the Lease, which indemnifications Tenant acknowledges shall survive the termination of the Lease, Landlord and Tenant each hereby releases, remises and forever discharges the other, effective as of the Termination Date, from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and all claims and liabilities arising out of, connected with or incidental to the Lease or the Premises to the extent same relate to events or occurrences prior to the Termination Date.

7.    Representations and Warranties. Tenant represents, warrants and agrees that (a) Tenant has made such investigation of the facts pertaining to this settlement and this Agreement, and all matters pertaining thereto, as it deems necessary; (b) Tenant has read this Agreement and understands the contents hereof; (c) each of Tenant’s officers or other parties executing this Agreement on behalf of its respective entity is empowered and authorized by all requisite action to do so and the Agreement thereby binds the respective entity and is enforceable in accordance with its terms; (d) the consummation of the transactions contemplated hereby does not require Tenant to obtain the consent of any governmental entity or third person, and does not and will not constitute a violation of any agreement by which it or its properties may be subject or bound; (e) Tenant has not prior hereto assigned, transferred, or granted, or purported to assign, transfer or grant, its interest in the Lease or any claims, demands, cause or causes of action disposed of by this Agreement or related to the Lease or the Premises; and (f) Tenant is not relying upon any statement of any other party in executing this Agreement, except as expressly stated in this Agreement. Landlord represents, warrants and agrees that (i) Landlord has made such investigation of the facts pertaining to this settlement and this Agreement, and all matters pertaining thereto, as it deems necessary; (ii) Landlord has read this Agreement and understands the contents hereof; (iii) each of Landlord’s officers or other parties executing this Agreement on behalf of its respective entity is empowered and authorized by all requisite action to do so and the Agreement thereby binds the respective entity and is enforceable in accordance with its terms; (iv) the consummation of the transactions contemplated hereby does not require Landlord to obtain the consent of any governmental entity or third person, and does not and will not constitute a violation of any agreement by which it or its properties may be subject or bound; and (v) Landlord is not relying upon any statement of any other party in executing this Agreement, except as expressly stated in this Agreement.

8.    Severability. If any provision of this Agreement is held invalid or unenforceable with respect to any party, the remainder of this Agreement or the application of such provision to persons other than those as to whom it is held invalid or unenforceable, shall not be affected and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.    Miscellaneous. This Agreement shall be deemed to have been executed and delivered within the Commonwealth of Massachusetts, and the rights and obligations of Landlord and Tenant shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts. This Agreement is binding upon and shall inure to the benefit of the Landlord and Tenant, their respective successors and assigns. Each party has cooperated in the drafting and preparation of this Agreement and, therefore, in any construction to be made of this Agreement, the same shall not be construed against either party. In the event of litigation relating to this Agreement, the prevailing party shall be entitled reimbursement from the other party of its reasonable attorneys’ fees and costs. This Agreement may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Agreement, which shall be binding upon and effective as to all parties. This Agreement, together with the Lease as affected hereby, constitutes the entire agreement of the parties, and may not be amended except by a written instrument signed by all the parties. A facsimile, PDF or other electronic signature on this Agreement shall be equivalent to, and have the same force and effect as, as original signature.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their respective duly authorized officers as of the date first set forth above.

LANDLORD:	620 MEMORIAL LEASEHOLD LLC
By: MIT Cambridge Real Estate LLC, its manager

	By:	/s/ Seth D. Alexander
Seth D. Alexander, President, and not individually

TENANT:	SYROS PHARMACEUTICALS, INC.

	By:	/s/ Nancy Simonian
	Name:	Nancy Simonian, M.D.
	Title:	President & Chief Executive Officer

[Signature Page to Lease Termination Agreement]